                                                                  Exhibit (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 12, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                      ALL ISSUED AND OUTSTANDING SHARES OF
                                  COMMON STOCK
                                       OF
                             EXECUSTAY CORPORATION
                                       AT
                                $14.00 PER SHARE
                                       BY
                             MI SUBSIDIARY I, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                          MARRIOTT INTERNATIONAL, INC.

     MI Subsidiary I, Inc., a Delaware corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of Marriott International, Inc., a Delaware corporation ("Marriott"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of ExecuStay Corporation, a Maryland corporation (the "Company"), at a price of $14.00 per Share, net to each tendering stockholder in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 12, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). Among these conditions is the requirement that at least 2,000,000 Shares be tendered.

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                  MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY,
                FEBRUARY 11, 1999, UNLESS THE OFFER IS EXTENDED

     The Offer is being made pursuant to the terms of the Merger Agreement, dated as of January 6, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Marriott. The Merger Agreement provides, among other things, for the making of the Offer, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, the Company will be merged with and into Purchaser (the "Merger"). The Purchaser will continue as the surviving corporation after the Merger (the "Surviving Corporation"). Immediately before consummation of the Merger, the Company will provide for the issuance to certain stockholders (the "Non-Tendering Stockholders") who have entered into stockholder agreements with Purchaser and Marriott (collectively, the "Stockholder Agreements") shares of newly-designated non-voting preferred stock (the "Preferred Shares") as described herein in exchange for the Shares that such Non-Tendering Stockholders have agreed not to tender. Pursuant to the Stockholder Agreements, the Non-Tendering Stockholders have agreed not to tender the Shares subject to the Stockholder Agreement in the Offer and to vote their Shares in favor of the Merger. At the effective time of the Merger (the "Effective Time"), (i)(a) each outstanding Preferred Share held by the three senior executive officers (the "Senior Executives") of the Company will be converted into the right to receive shares of common stock, $0.01 par value per share, of Marriott ("Marriott Shares") at the equivalent of $13.00 per Preferred Share and (b) each outstanding Preferred Share held by two employees of the Company and by certain other stockholders of the Company will be converted into the right to receive Marriott Shares at the equivalent of $14.00 per Preferred Share, and (ii) each outstanding Share (except for Shares owned by Marriott, Purchaser or any subsidiary of Marriott, Purchaser or the Company) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest (the "Cash Merger Consideration"). It is anticipated that no dissenters' rights will be available in connection with the Merger.

     At the Effective Time, all Shares shall be canceled and retired and shall cease to exist, and each certificate formerly representing any of such Shares shall thereafter represent only the right to receive the Cash Merger Consideration.

     THE BOARD OF DIRECTORS OF THE COMPANY, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions to the obligations of Purchaser, Marriott and the Company to consummate the transactions contemplated by the Merger Agreement, including (i) there being validly tendered by the Expiration Date and not withdrawn at least 2,000,000 Shares and (ii) receipt by Purchaser, Marriott and the Company of certain governmental and regulatory approvals and (iii) certain other conditions. Consumation of the Offer is not subject to any financing condition.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in the Offer to Purchase. The term "Expiration Date" shall mean Midnight, New York City time, on Thursday, February 11, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition to completion of the Offer.

     Any extension by Purchaser shall be effective by giving oral or written notice of such extension to First Chicago Trust Company of New York as depositary (the "Depositary"). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing Shares (or timely book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal at one of its addresses set forth on the back cover of the Offer to Purchase.

     Pursuant to the Merger Agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) add conditions to the Offer in addition to those set forth in the Merger Agreement or (iv) broaden the scope of those conditions.

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided in the Offer to Purchase, may also be withdrawn at any time on or after March 15, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share certificates if different from the name of the person who tendered such Shares. If Share certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

     The Company has provided Purchaser with the Company's stockholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    The Information Agent for the Offer is:



                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                              NEW YORK, NY   10010

                         (212) 929-5500 (CALL COLLECT)

                                       OR

                        CALL TOLL FREE   (800) 322-2885





January 12, 1999

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